Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Third-Quarter and Nine-Month 2010 Financial Results

Net Sales Increase 26% in Third Quarter

Backlog Up 44% Compared With Year-Ago Level

Conference Call to Discuss Results to Be Held Nov. 4, 9:00 a.m. ET

Goshen, Ind.—Nov. 3, 2010—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced financial results for its third quarter and nine months ended Sept. 25, 2010.

Net sales for the 2010 third quarter rose 26% to $62.8 million from $49.8 million in last year’s comparable period. For the first nine months, net sales reached $171.9 million, up 18% from $146.0 million in 2009.

Moving into the year’s second half, Supreme continued to experience improved demand for all major product lines including truck, bus and armored vehicles. Sales order backlog at Sept. 25, 2010, grew 44% to $89 million from $62 million a year ago.

Compared with last year’s third quarter, sales in Supreme’s core dry-freight truck and armored vehicle divisions advanced 33% and 109%, respectively. The Company’s bus division posted a 4% sales increase versus the prior-year period. Net sales also improved in each of Supreme’s primary product lines during the first nine months of 2010, with dry-freight trucks, buses and armored vehicles reporting gains of 18%, 16% and 31%, respectively.

The third-quarter loss from continuing operations was $0.1 million, or $0.01 per share, compared with the $1.3 million loss, or $0.09 per share, reported for the year-ago quarter.  For the first nine months of 2010, the net loss from continuing operations was $2.6 million, or $0.18 per share, compared with the net loss of $3.4 million, or $0.23 per share, in 2009’s comparable period.  The Company did not record an income tax benefit for the three and nine months ended Sept. 25, 2010, due to having fully utilized its loss carryback benefits in 2009.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Commenting on the results, President and Chief Operating Officer Robert W. Wilson said: “As anticipated, we experienced firmer demand across all of our major product categories. Order activity continued to ramp up compared with last year as evidenced by our higher backlog and increased activity from fleet customers. We already have a large fleet order on the books for spring 2011. However, we will continue to maintain a conservative and cautious view of our markets as we move forward.”

Third-quarter gross profit increased 39% to $5.7 million from $4.1 million last year. Gross profit margin as a percentage of net sales improved to 9.1% for the 2010 third quarter and 8.8% for the nine months, compared with 8.2% in the third quarter and 7.4% in the first nine months of 2009. The year-over-year gross margin increases for both periods were primarily the result of higher unit volumes and benefits from implemented cost reductions.

As a percentage of sales, selling, general and administrative expenses decreased 1.4% to 9.1% for the 2010 third quarter, and were down 1.1% to 9.9% for the nine months. SG&A totaled $5.7 million for the third quarter and $17.0 million for the nine months, compared with $5.2 million and $16.1 million for the respective 2009 periods. The higher total SG&A expenses for both periods are associated with increased sales volumes and are primarily attributable to elevated selling expenses.

Interest expense declined 40% to $0.3 million and 20% to $1.2 million for the third quarter and nine months, respectively, compared with $0.5 million and $1.5 million for the corresponding periods of 2009. Interest expense benefited from improved management of bailment chassis inventories, lower interest rates and reduced debt levels. Total debt declined 14% from year-end 2009 to $23.5 million, and as a percentage of total assets, improved to 21.9% versus 25.0%.

Net cash provided by operating activities during the first nine months of 2010 totaled $2.6 million. Working capital was $21.8 million at Sept. 25, 2010, compared with $21.5 million at year-end 2009, and the working capital ratio was steady at 1.5 to 1. Stockholders’ equity was $60.6 million, or $4.23 per share, at the end of the third quarter, compared with $62.6 million, or $4.40 per share, at Dec. 26, 2009.

Wilson concluded: “We previously indicated that historically low order rates from fleet operators over the past few years have resulted in pent-up demand. We are starting to see fleet operators return to the market and recently have been bidding on and winning some large fleet awards. We are hopeful that this trend for our core dry-freight truck business will continue into 2011.”

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9:00 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on the Company’s website for approximately 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

News releases and other information on the Company are available on the Internet at:
http://www.SupremeInd.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles.. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

This report contains forward-looking statements, other than historical facts, which reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.

Robert W. Wilson, 574-642-4888

President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2010	2009	2010	2009

Net sales	$62,838,770	$49,805,255	$171,879,771	$146,009,984
Cost of sales	57,150,319	45,722,285	156,804,407	135,181,021

Gross profit	5,688,451	4,082,970	15,075,364	10,828,963

Selling, general and administrative expenses	5,706,733	5,223,451	17,043,608	16,066,318
Other income	(192,593)	(102,669)	(589,598)	(776,956)

Operating income (loss)	174,311	(1,037,812)	(1,378,646)	(4,460,399)

Interest expense	296,438	549,423	1,175,188	1,526,301

Loss from continuing operations before income taxes	(122,127)	(1,587,235)	(2,553,834)	(5,986,700)

Income tax benefit	—	(337,008)	—	(2,625,630)
Loss from continuing operations	(122,127)	(1,250,227)	(2,553,834)	(3,361,070)

Discontinued operations
Operating loss of discontinued motorhome operations	(51,743)	(278,347)	(190,509)	(672,527)
Net loss	$(173,870)	$(1,528,574)	$(2,744,343)	$(4,033,597)

Loss Per Share (LPS):
Loss from continuing operations	$(0.01)	$(0.09)	$(0.18)	$(0.23)
Loss from discontinued operations	(0.00)	(0.02)	(0.01)	(0.05)
Net loss	$(0.01)	$(0.11)	$(0.19)	$(0.28)

Shares used in the computation of LPS:
Basic	14,325,693	14,198,782	14,291,729	14,180,168
Diluted	14,325,693	14,198,782	14,291,729	14,180,168

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	Sept. 25,	Dec. 26,
	2010	2009

Assets
Current assets	$66,169,232	$66,002,138
Property, plant and equipment, net	39,836,764	42,237,084
Other assets	1,380,773	1,181,357

Total assets	$107,386,769	$109,420,579

Liabilities
Current liabilities	$44,406,320	$44,508,269
Long-term debt	979,128	1,115,410
Deferred income taxes	1,438,463	1,211,262
Total liabilities	46,823,911	46,834,941
Total stockholders’ equity	60,562,858	62,585,638

Total liabilities and stockholders’ equity	$107,386,769	$109,420,579